Exhibit 5.1

Divakar Gupta

+1 212 479 6474

dgupta@cooley.com

August 8, 2022

CinCor Pharma, Inc.

230 Third Avenue

6th Floor

Waltham, MA 02451

Ladies and Gentlemen:

We have acted as counsel to CinCor Pharma, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission, including a related prospectus included in the Registration Statement (the “Prospectus”), covering an underwritten public offering of (i) up to 6,900,000 shares (the “Shares”) of the Company’s common stock, par value $0.00001 per share (“Common Stock”) (including up to 900,000 Shares that may be sold by the Company upon exercise of an option to purchase additional shares to be granted to the underwriters) and (ii) pre-funded warrants (the “Warrants”) to purchase up to 6,900,000 shares of Common Stock (the “Warrant Shares”). The Shares and the Warrants are collectively referred to herein as the “Securities”.

In connection with this opinion, we have (i) examined and relied upon (a) the Registration Statement and the Prospectus, (b) the form of the Warrants (c) the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each as currently in effect, and (d) originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below and (ii) assumed that the Securities will be sold at a price established by the Board of Directors of the Company or a duly authorized committee thereof.

We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of the certificates of public officials and the due authorization, execution and delivery of all documents by all persons other than by the Company where due authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware and, as to the Warrants constituting valid and legally binding obligations of the Company, the laws of the State of New York. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

With regard to our opinion regarding the Warrants and the Warrant Shares, (i) we have assumed that the exercise price of the Warrants at the time of exercise will be equal to or greater than the par value of the Common Stock, and (ii) we express no opinion to the extent that future issuances of securities of the Company, including the Warrant Shares, and/or antidilution adjustments to outstanding securities of the Company, cause the Warrants to be exercisable for more shares of the Common Stock than the number that remain available for issuance under the Company’s then effective certificate of incorporation.

Cooley LLP 55 Hudson Yards New York, NY 10001

t: (212) 479-6000 f: (212) 479-6275 cooley.com

With regard to our opinion concerning the Warrants constituting valid and binding obligations of the Company:

(i) our opinion is subject to, and may be limited by, (a) applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance, debtor and creditor, and similar laws which relate to or affect creditors’ rights generally, and (b) general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing) regardless of whether considered in a proceeding in equity or at law;

(ii) our opinion is subject to the qualification that (a) the enforceability of provisions for indemnification or limitations on liability may be limited by applicable law and by public policy considerations, and (b) the availability of specific performance, an injunction or other equitable remedies is subject to the discretion of the court before which the request is brought;

(iii) we express no opinion with respect to any provision of the Warrants that: (a) relates to the subject matter jurisdiction of any federal court of the United States of America or any federal appellate court to adjudicate any controversy related to the Warrants; (b) specifies provisions may be waived in writing, to the extent that an oral agreement or implied agreement by trade practice or course of conduct has been created that modifies such provision; (c) contains a waiver of an inconvenient forum; (d) provides for liquidated damages, default interest, late charges, monetary penalties, prepayment or make-whole payments or other economic remedies; (e) relates to advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitations, trial by jury, service of process or procedural rights; (f) restricts non-written modifications and waivers; (g) provides for the payment of legal and other professional fees where such payment is contrary to law or public policy; (h) relates to exclusivity, election or accumulation of rights or remedies; or (i) provides that provisions of the Warrants are severable to the extent an essential part of the agreed exchange is determined to be invalid and unenforceable; and

(iv) we express no opinion as to whether a state court outside of the State of New York or a federal court of the United States would give effect to the choice of New York law provided for in the Warrants.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that (i) the Shares, when sold and issued against payment therefor as described in the Registration Statement and the Prospectus, will be validly issued, fully paid and nonassessable, (ii) the Warrants, when duly executed by the Company and delivered against payment therefor as contemplated in the Registration Statement and the Prospectus, will be valid and binding obligations of the Company and (iii) the Warrant Shares, when issued and paid for in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ Divakar Gupta
Divakar Gupta

Cooley LLP 55 Hudson Yards New York, NY 10001

t: (212) 479-6000 f: (212) 479-6275 cooley.com